Exhibit 99.1

ATEC Announces Record Preliminary Revenue Results for 2023

and 2024 Revenue Guidance

Full-year 2023 total revenue grew approximately 37% to over $480 million

Expected full-year 2024 total revenue of $595 million

CARLSBAD, Calif., January 8, 2024 – Alphatec Holdings, Inc. (Nasdaq: ATEC), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, announced today preliminary revenue results for the fourth quarter and full-year ended December 31, 2023, and provided revenue guidance for full-year 2024.

Preliminary, Unaudited Fourth Quarter and Full-Year 2023 Revenue Ranges

	Fourth Quarter Ended December 31, 2023	Full Year Ended December 31, 2023
Surgical Revenue	$121.8M to $122.8M	$422.0M to $423.0M
EOS Revenue	$15.0M to $15.6M	$59.1M to $59.7M
Total Revenue	$136.8M to $138.4M	$481.1M to $482.7M

May not foot due to rounding.

Preliminary total revenue grew approximately 37% in the full-year 2023. The continued strong momentum of the Company’s lateral franchise, which includes PTP (the Prone TransPsoas approach) and LTP (the Lateral TransPsoas approach), fueled portfolio-wide adoption and preliminary, full-year 2023 surgical revenue growth of 39% to 40%. Surgical volume growth accelerated to 31% for the full-year 2023 compared to 25% in 2022.

“Our conviction that good spine surgery is good business drove sector-leading growth again in 2023,” said Pat Miles, Chairman and Chief Executive Officer. “As we look to what is ahead, we know our best is yet to come. The vast need for more predictable, more durable spine care is not and cannot be met by distracted conglomerateurs. Leveraging 100% spine focus, we will continue to earn market share by distinguishing ATEC with information-integrated procedures that improve spine surgery outcomes. The robust volume growth that results will enable further execution against our profitability commitments and self-funded continued future growth.”

The preliminary revenue results announced today are based on the Company’s current expectations and may be adjusted as a result of, among other things, completion of customary annual audit procedures.

Revenue Outlook for the Full-Year 2024

The Company anticipates full-year 2024 total revenue of $595 million, reflecting growth of approximately 23% to 24% compared to the full-year 2023. This includes surgical revenue of approximately $530 million and approximately $65 million of EOS revenue.

The Company will report fourth quarter and full-year 2023 financial results, and provide guidance for 2024 profitability, on Tuesday, February 27, 2024, after the market close. The Company will host a live webcast that day at 1:30 p.m. PT / 4:30 p.m. ET.

Webcast

To access the live webcast, please visit the Investor Relations Section of ATEC’s Corporate Website.

Dial-in

To dial into the live webcast, please register at this link. Access details will be shared via email.

Replay

A replay of the webcast will be available through March 5, 2024. Access the replay by dialing (800) 770-2030 and referencing conference ID number 97241.

Long-Range Financial Plan Update

The Company will share an updated long-range financial plan at the Lotte New York Palace in New York, NY, on March 19, 2024, at 3pm ET. Further detail can be found on ATEC’s Investor Relations website.

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging S.A.S. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation Machine™ is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC’s vision is to become the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described therein. Forward-looking statements include references to the Company’s expectations with respect to future revenue and growth. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: failure to achieve acceptance of the Company’s products by the surgeon community and changes to our financial results for the quarter and year ended December 31, 2023 due to the completion of financial closing procedures. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward” and “anticipate,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:
Tina Jacobsen, CFA
Investor Relations
(760) 494-6790
investorrelations@atecspine.com

Company Contact:
J. Todd Koning
Chief Financial Officer
Alphatec Holdings, Inc.
investorrelations@atecspine.com